Exhibit r.2

I.	CODE OF ETHICS

FOR

FOREFRONT CAPITAL ADVISORS, LLC

A.	Statement of General Fiduciary Principles

This Code of Ethics (the “Code”) has been adopted in compliance with Rule 17j-1 under the Investment Company Act of 1940 (the “Act”) and Section 204A of the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The purpose of the Code is to establish standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of Forefront Income Trust (the “Trust”), including without limitation the Trust’s investment advisor, Forefront Capital Advisors, LLC (the “Advisor”) and its personnel, may abuse their fiduciary duty to the Trust and otherwise to deal with the types of conflict of interest situations to which the applicable statutes and rules are addressed. As it relates to Section 204A of the Advisers Act, the purpose of this Code is to establish procedures that, taking into consideration the nature of the Advisor’s business, are reasonably designed to prevent misuse of material non-public information in violation of the federal securities laws by persons associated with the Advisor.

The Code is based on the principle that the Trustees and officers of the Trust and the managers, partners, officers and employees of the Advisor who provide services respectively to the Trust and other advisory clients (“Clients”), owe a fiduciary duty to the Trust to conduct their personal securities transactions in a manner that does not interfere with the Trust’s transactions or otherwise take unfair advantage of their relationship with the Trust. All Trustees, managers, partners, officers and employees of the Trust and the Advisor (“Covered Personnel”) are expected to adhere to this general principle as well as to comply with all of the specific provisions of this Code that are applicable to them. Any Covered Personnel affiliated with another entity that is a registered investment advisor is, in addition, expected to comply with the provisions of the code of ethics that has been adopted by such other registered investment advisor.

Technical compliance with the Code will not automatically insulate any Covered Personnel from scrutiny of transactions that show a pattern of compromise or abuse of the individual’s fiduciary duty to the Trust and other Clients of the Advisor. Accordingly, all Covered Personnel must seek to avoid any actual or potential conflicts between their personal interests and the interests of the Trust and its shareholders and other Clients and their investors. In sum, all Covered Personnel shall place the interests of the Trust and other Clients before their own personal interests.

All Covered Personnel must read and retain this Code.

B.	Standards of Conduct

1.	Covered Personnel Conduct

The following general principles should guide the individual conduct of each Covered Personnel:

•	Covered Personnel will not take any action that will violate any applicable laws or regulations, including federal securities laws.

•	Covered Personnel will adhere to the highest standards of ethical conduct.

•	Covered Personnel will maintain the confidentiality of all information obtained in the course of employment with the Trust and/or Advisor.

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•	Covered Personnel will bring any issues reasonably believed to place the Trust and/or Advisor at risk to the attention of the Chief Compliance Officer (“CCO”).

•	Covered Personnel will not abuse or misappropriate the Advisor’s, the Trust’s or any Client’s assets or use them for personal gain.

•	Covered Personnel will disclose any activities that may create an actual or potential conflict of interest between the Covered Personnel, the Advisor, the Trust and/or any Client.

•	Covered Personnel will deal fairly with Clients and other Covered Personnel and will not abuse the Covered Personnel’s position of trust and responsibility with Clients or take inappropriate advantage of his or her position with the Advisor and/or the Trust.

•	Covered Personnel will comply with the Code of Ethics.

2.	Falsification or Alteration of Records

Falsifying or altering records or reports of the Advisor or the Trust, preparing records or reports that do not accurately or adequately reflect the underlying transactions or activities of the Advisor, the Trust or its Clients or knowingly approving such conduct is prohibited. Examples of prohibited practices include:

•	Making false or inaccurate entries or statements in any Advisor, the Trust or Client books, records or reports that intentionally hide or misrepresent the true nature of a transaction or activity;

•	Manipulating books, records or reports for personal gain;

•	Failing to maintain required books and records that completely, accurately and timely reflect all business transactions;

•	Maintaining any undisclosed or unrecorded Advisor, the Trust or Client funds or assets;

•	Using funds for a purpose other than the described purpose;

•	Making a payment or approving a receipt with the understanding that the funds will be or have been, used for a purpose other than what is described in the record of the transaction.

3.	Competition and Fair Dealing

The Advisor and the Trust seeks to outperform their competition fairly and honestly. The Advisor and the Trust seek competitive advantages through superior performance, not through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information obtained without the owner’s consent or inducing such disclosures by past or present Covered Personnel of other companies is prohibited. Each Covered Personnel should endeavor to respect the rights of and deal fairly with the Advisor’s and the Trust’s Clients, vendors, service providers, suppliers and competitors. No Covered Personnel should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other intentional unfair dealing practice. Covered Personnel should not falsely disparage or make unfair negative comments about competitors or their products and services. Negative public statements concerning the conduct or performance of any former Covered Personnel of the Advisor and the Trust should also be avoided.

C.	Definitions

1.	“Access Person” means any Trustee, officer, general partner or Advisory Person (as defined below) of the Trust or the Advisor.

2.	An “Advisory Person” of the Trust or the Advisor means: (i) any employee of the Trust or the Advisor or any company in a Control (as defined below) relationship to the Trust or the Advisor, who in connection with his or her regular functions or duties makes, participates in or obtains information regarding the purchase or sale of any Covered Security (as defined below) by the Trust or whose functions relate to the making of any recommendation with respect to such purchases or sales; and (ii) any natural person in a Control relationship to the Trust or the Advisor, who obtains information concerning recommendations made to the Trust with regard to the purchase or sale of any Covered Security by the Trust.

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3.	“Beneficial Ownership” is interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 (the “1934 Act”) in determining whether a person is a beneficial owner of a security for purposes of Section 16 of the 1934 Act and the rules and regulations thereunder. This means that Access Persons should generally consider themselves to have Beneficial Ownership in any securities in which each has a direct pecuniary interest, which includes securities held by family members of Access Persons. In addition, Access Persons should consider themselves to have Beneficial Ownership in any securities held by other persons where, by reason of any contract, arrangement, understanding or relationship, such Access Persons have sole or shared voting or investment power.

4.	“Chief Compliance Officer” means the Chief Compliance Officer of the Trust (who also may serve as the compliance officer of the Advisor and/or one or more affiliates of the Advisor). David Wasitowski is the Chief Compliance Officer.

5.	“Control” shall have the same meaning as that set forth in Section 2(a)(9) of the Act. This means that Access Persons having the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company. Any person who owns beneficially, either directly or indirectly through one or more controlled companies, more than 25% of the voting securities of a company shall be presumed to control such company. Any person who does not own beneficially, either directly or indirectly through one or more controlled companies, more than 25% of the voting securities of a company shall be presumed not to control such company.

6.	“Covered Security” means a security as defined in Section 2(a)(36) of the Act, which includes: any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas or other mineral rights, any put, call, straddle, option or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof) or any put, call, straddle, option or privilege entered into on a national securities exchange relating to foreign currency or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of or warrant or right to subscribe to or purchase, any of the foregoing;

except that “Covered Security” does not include: (i) direct obligations of the Government of the United States; (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and (iii) shares issued by open-end investment companies registered under the Act. References to a Covered Security in this Code (e.g., a prohibition or requirement applicable to the purchase or sale of a Covered Security) shall be deemed to refer to and to include any warrant for, option in or security immediately convertible into that Covered Security and shall also include any instrument that has an investment return or value that is based, in whole or in part, on that Covered Security (collectively, “Derivatives”). Therefore, except as otherwise specifically provided by this Code: (i) any prohibition or requirement of this Code applicable to the purchase or sale of a Covered Security shall also be applicable to the purchase or sale of a Derivative relating to that Covered Security; and (ii) any prohibition or requirement of this Code applicable to the purchase or sale of a Derivative shall also be applicable to the purchase or sale of a Covered Security relating to that Derivative.

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7.	“Independent Trustee” means a Trustee of the Trust who is not an “interested person” of the Trust within the meaning of Section 2(a)(19) of the Act.

8.	“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933 (the “1933 Act”), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the 1934 Act.

9.	“Limited Offering” means an offering that is exempt from registration under the 1933 Act pursuant to Section 4(2) or Section 4(6) thereof or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.

10.	“Security Held or to be Acquired” by the Trust or other Clients means: (i) any Covered Security which, within the most recent 15 days: (a) is or has been held by the Trust or other Clients; or (b) is being or has been considered by the Trust or the Advisor for purchase by the Trust or other Clients; and (ii) any option to purchase or sell and any security convertible into or exchangeable for, a Covered Security.

11.	“17j-1 Organization” means the Trust or the Advisor, as the context requires.

D.	Objective and General Prohibitions

Covered Personnel may not engage in any investment transaction under circumstances in which the Covered Personnel benefits from or interferes with the purchase or sale of investments by the Trust or other Clients. In addition, Covered Personnel may not use information concerning the investments or investment intentions of the Trust or their ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of the Trust or other Clients.

Covered Personnel may not engage in conduct that is deceitful, fraudulent or manipulative or that involves false or misleading statements, in connection with the purchase or sale of investments by the Trust or other Clients. In this regard, Covered Personnel should recognize that Rule 17j-1 makes it unlawful for any affiliated person of the Trust or any affiliated person of the Advisor, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be acquired by the Trust or other Clients to:

(i.)	employ any device, scheme or artifice to defraud the Trust or other Clients;

(ii.)	make any untrue statement of a material fact to the Trust or omit to state to the Trust a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading or other Clients;

(iii.)	engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Trust or other Clients; or

(iv.)	engage in any manipulative practice with respect to the Trust or other Clients.

Covered Personnel should also recognize that a violation of this Code or of Rule 17j-1 may result in the imposition of: (1) sanctions as provided by Section N below; or (2) administrative, civil and, in certain cases, criminal fines, sanctions or penalties.

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E.	Prohibited Transactions

1.	An Access Person may not purchase or otherwise acquire direct or indirect Beneficial Ownership of any Covered Security and may not sell or otherwise dispose of any Covered Security in which he or she has direct or indirect Beneficial Ownership, if he or she knows or should know at the time of entering into the transaction that: (1) the Trust or other Client has purchased the Covered Security, or has sold the Covered Security within the last 15 calendar days, or is purchasing or selling or intends to purchase or sell the Covered Security in the next 15 calendar days; or (2) the Advisor has within the last 15 calendar days considered purchasing or selling the Covered Security for the Trust or other Clients or within the next 15 calendar days intends to consider purchasing or selling the Covered Security for the Trust or other Clients.

2.	Every Advisory Person of the Trust or the Advisor must obtain approval from the Trust or the Advisor, as the case may be, before directly or indirectly acquiring Beneficial Ownership in any securities in an Initial Public Offering or in a Limited Offering. Such approval must be obtained from the Chief Compliance Officer, unless he or she is the person seeking such approval, in which case it must be obtained from the President of the 17j-1 Organization. A sample pre-approval request form is attached hereto as Exhibit A and is available upon request from the CCO or a Compliance Representative. A record of such approval (or denial) by the CCO and a brief description of the reasoning supporting such decision will be maintained in accordance with the recordkeeping requirements of the Advisers Act and the Investment Company Act.

3.	No Access Person shall recommend any transaction in any Covered Securities by the Trust or other Clients without having disclosed to the Chief Compliance Officer his or her interest, if any, in such Covered Securities or the issuer thereof, including: the Access Person’s Beneficial Ownership of any Covered Securities of such issuer; any contemplated transaction by the Access Person in such Covered Securities; any position the Access Person has with such issuer; and any present or proposed business relationship between such issuer and the Access Person (or a party in which the Access Person has a significant interest).

F.	Reports By Access Persons

1.	Personal Securities Holdings Reports.

All Access Persons shall within 10 days of the date on which they become Access Persons and thereafter within 30 days after the end of each calendar year, disclose the title, number of shares and principal amount of all Covered Securities in which they have a Beneficial Ownership as of the date the person became an Access Person, in the case of such person’s initial report and as of the last day of the year, as to annual reports. A form of such report, which is hereinafter called a “Personal Securities Holdings Report”, is attached as Exhibit B. Each Personal Securities Holdings Report must also disclose the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person or as of the last day of the year, as the case may be. Each Personal Securities Holdings Report shall state the date it is being submitted.

2.	Quarterly Securities Transaction Reports.

Within 10 days after the end of each calendar quarter, each Access Person shall make a written report to the Chief Compliance Officer of all transactions occurring in the quarter in a Covered Security in which he or she had any Beneficial Ownership. A form of such report, which is hereinafter called a “Quarterly Securities Transaction Report,” is attached as Exhibit C.

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A Quarterly Securities Transaction Report shall be in the form of Exhibit C or such other form approved by the Chief Compliance Officer and must contain the following information with respect to each reportable transaction:

(i.)	Date and nature of the transaction (purchase, sale or any other type of acquisition or disposition);

(ii.)	Title, interest rate and maturity date (if applicable), number of shares and principal amount of each Covered Security involved and the price of the Covered Security at which the transaction was effected;

(iii.)	Name of the broker, dealer or bank with or through whom the transaction was effected; and

(iv.)	The date the report is submitted by the Access Person.

4.	Annual Holdings Report

Within 45 days of the end of each calendar year, each Access Person must complete an annual certification, in a form designated by the Chief Compliance Officer, with respect to the holdings of Covered Securities. A form of such certification is attached hereto as Exhibit D.

5.	Independent Trustees.

Notwithstanding the reporting requirements set forth in this Section F, an Independent Trustee who would be required to make a report under this Section F solely by reason of being a Trustee of the Trust is not required to file a Personal Securities Holdings Report upon becoming a Trustee of the Trust or an annual Personal Securities Holdings Report. Such an Independent Trustee also need not file a Quarterly Securities Transaction Report unless such Trustee knew or, in the ordinary course of fulfilling his or her official duties as a Trustee of the Trust, should have known that during the 15-day period immediately preceding or after the date of the transaction in a Covered Security by the Trustee such Covered Security is or was purchased or sold by the Trust or the Trust or the Advisor considered purchasing or selling such Covered Security.

6.	Access Persons of the Advisor.

An Access Person of the Advisor must make a Quarterly Securities Transaction Report, notwithstanding the fact that all of the information in the report would duplicate information required to be recorded pursuant to Rules 204-2(a)(12) or (13) under the Advisers Act.

7.	Brokerage Accounts and Statements.

Access Persons, except Independent Trustees, shall:

(i.)	within 10 days after the end of each calendar quarter, identify the name of the broker, dealer or bank with whom the Access Person established an account in which any securities were held during the quarter for the direct or indirect benefit of the Access Person and identify any new account(s) and the date the account(s) were established. This information shall be included on the appropriate Quarterly Securities Transaction Report.

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(ii.)	instruct the brokers, dealers or banks with whom they maintain such an account to provide duplicate account statements to the Chief Compliance Officer. Upon request, the Chief Compliance Officer can provide a copy of a form request letter to direct duplicate account statements.

(iii.)	on an annual basis, certify that they have complied with the requirements of (i) and (ii) above.

8.	Form of Reports.

A Quarterly Securities Transaction Report may consist of broker statements or other statements that provide a list of all personal Covered Securities holdings and transactions in the time period covered by the report and contain the information required in a Quarterly Securities Transaction Report.

9.	Responsibility to Report.

It is the responsibility of each Access Person to take the initiative to comply with the requirements of this Section F. Any effort by the Trust or by the Advisor and its affiliates, to facilitate the reporting process does not change or alter that responsibility. A person need not make a report hereunder with respect to transactions effected for and Covered Securities held in, any account over which the person has no direct or indirect influence or control.

10.	Where to File Reports.

All Quarterly Securities Transaction Reports and Personal Securities Holdings Reports must be filed with the Chief Compliance Officer.

11.	Disclaimers.

Any report required by this Section F may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect Beneficial Ownership in the Covered Security to which the report relates.

G.	Additional Prohibitions

1.	Confidentiality of the Trust’s Transactions.

Until disclosed in a public report to shareholders or to the Securities and Exchange Commission (the “SEC”) in the normal course, all information concerning the securities “being considered for purchase or sale” by the Trust shall be kept confidential by all Covered Personnel and disclosed by them only on a “need to know” basis. It shall be the responsibility of the Chief Compliance Officer to report any inadequacy found in this regard to the Trustees of the Trust.

2.	Outside Business Activities and Trusteeships.

Access Persons may not engage in any outside business activities that may give rise to conflicts of interest or jeopardize the integrity or reputation of the Trust. Similarly, no such outside business activities may be inconsistent with the interests of the Trust. All Trusteeships of public or private companies held by Access Persons shall be reported to the Chief Compliance Officer. Upon request, the Chief Compliance Officer can provide an Outside Business Activity report form that may be used to notify of such activity.

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3.	Gratuities.

Covered Personnel shall not, directly or indirectly, take, accept or receive gifts or other consideration in merchandise, services or otherwise of more than nominal value from any person, firm, company, association or other entity other than such person’s employer that does business or proposes to do business, with the Trust.

H.	Prohibitions Against Manipulative Practices

1.	Prohibition Against Window Dressing: Window dressing is sometimes undertaken by unscrupulous portfolio managers near the end of the quarter or year to improve the appearance of portfolio/fund performance before presenting it to clients or shareholders. To window dress, the fund manager will sell-off positions with large losses and purchase well-performing and well-known positions near the end of the quarter or year. These securities are then reported as part of the fund's holdings. While this may have little effect on actual performance, it can mislead the investor or shareholder. Window dressing is prohibited.

2.	Prohibition Against Pumping: Pumping is bidding up the value of a fund's holdings right before the end of a period at which time performance is measured (and/or reported to tracking services). Pumping is effected by placing a large number of orders on existing holdings, which, if there is a sufficient quantity on order, drives up the value the various positions and thus of the fund. This practice is also known as "marking the close." Pumping creates a temporary gain, but the securities that are pumped will usually revert to the lower prices. Thus, pumping is not only a form of market manipulation, but hurts investors, including investors purchasing fund shares at the time of the manipulation. Portfolio pumping (or marking the close) is prohibited.

Violations

The Advisor may impose reasonable disciplinary measures, which may include termination, for violations of its Prohibition Against Manipulative Practices.

I.	Prohibitions Against Insider Trading

This Section I is intended to satisfy the requirements of Section 204A of the Advisers Act, which is applicable to the Advisor and requires that the Advisor establish and enforce procedures designed to prevent the misuse of material, non-public information by its associated persons. It applies to all Advisory Persons. Trading securities while in possession of material, non-public information or improperly communicating that information to others, may expose an Advisory Person to severe penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or ten years imprisonment. The SEC can recover the profits gained or losses avoided through the violative trading, a penalty of up to three times the illicit windfall and an order permanently barring an Advisory Person from the securities industry. Finally, an Advisory Person may be sued by investors seeking to recover damages for insider trading violations.

1.	No Advisory Person may trade a security, either personally or on behalf of any other person or account (including any fund), while in possession of material, non-public information concerning that security or the issuer thereof, nor may any Advisory Person communicate material, non-public information to others in violation of the law.

2.	Information is “material” where there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions. Generally, this includes any information the disclosure of which will have a substantial effect on the price of a security. No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. For this reason, an Advisory Person should direct any questions about whether information is material to the Chief Compliance Officer. Material information often relates to a company’s results and operations, including, for example, dividend changes, earnings results, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments. Material information may also relate to the market for a company’s securities. Information about a significant order to purchase or sell Securities may, in some contexts, be material. Pre-publication information regarding reports in the financial press may also be material.

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3.	Information is “public” when it has been disseminated broadly to investors in the marketplace. For example, information is public after it has become available to the general public through a public filing with the SEC or some other government agency, the Dow Jones “tape” or The Wall Street Journal or some other publication of general circulation and after sufficient time has passed so that the information has been disseminated widely.

4.	An Advisory Person, before executing any trade for himself or herself or others, including the Trust or other accounts managed by the Advisor or by a stockholder of the Advisor or any affiliate of the stockholder (“Client Accounts”), must determine whether he or she has material, non-public information. Any Advisory Person who believes he or she is in possession of material, non-public information must take the following steps:

(i.)	Report the information and proposed trade immediately to the Chief Compliance Officer.

(ii.)	Do not purchase or sell the securities on behalf of anyone, including Client Accounts.

(iii.)	Do not communicate the information to any person, other than to the Chief Compliance Officer.

After the Chief Compliance Officer has reviewed the issue, the Chief Compliance Officer will determine whether the information is material and non-public and, if so, what action the Advisory Person should take. An Advisory Person must consult with the Chief Compliance Officer before taking any further action. This degree of caution will protect the Advisory Person and the Advisor.

5.	To prevent and detect insider trading from occurring, the Chief Compliance Officer shall prepare and maintain a “Restricted List” in order to monitor and prevent the occurrence of insider trading in certain securities that Access Persons are prohibited or restricted from trading. The Chief Compliance Officer manages, maintains and updates the Restricted List to actually restrict trading (no buying, no selling, no shorting, no trading, etc.) in the securities of specific issuers for personal accounts and on behalf of Advisor’s clients. Before executing any trade for himself or herself, Advisory Persons are required to determine whether the transaction involves a security on the Restricted List. Advisory Persons are prohibited from trading any security which appears on the Restricted List, except that, with prior approval, an Advisory Person may sell securities which were not on the Restricted List when acquired (or which were acquired at a time when the Advisory Person was not subject to such restrictions). The Restricted List must be maintained strictly confidential and not disclosed to anyone outside of the Advisor and the Trust.

6.	Contacts with public companies will sometimes be a part of an Advisor’s research efforts. Persons providing investment advisory services to the Trust may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly available information. Covered Personnel must be especially alert to the potential for access to material non-public or confidential information during such contacts. Information received from company representatives during a conference call that is open to the investment community is public. The disclosure of this type of information is covered by SEC Regulation FD. Difficult legal issues arise, however, when, in the course of these contacts, an Advisory Person becomes aware of material, non-public information. This could happen, for example, if a company’s chief financial officer prematurely discloses quarterly results to an analyst or an investor relations representative makes selective disclosure of adverse news to a handful of investors. In such situations, the Advisor must make a judgment as to its further conduct. To protect yourself, clients and the Advisor, you should contact the Chief Compliance Officer immediately if you believe that you may have received material, non-public information. All calls or meetings with any employee of a public company must be reported to the Chief Compliance Officer prior to the meeting. To the extent that any meeting or contact is not open to the public, the Chief Compliance Officer may require that the Covered Personnel issue a standard notification at the beginning of the meeting that they do not wish to receive non-public information.

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7.	Contacts with third party research firms (each a “Consulting Service”) will sometimes be a part of an Advisor’s research efforts. Generally, such Consulting Services provide access to experts (each a “Consultant”) across a variety of industries and disciplines. Covered Personnel must be especially alert to the potential for access to material non-public or confidential information during such contacts. Any paid engagement of a new Consulting Service or Consultant for a fee must be pre-approved by the Chief Compliance Officer.

The following guidelines apply to all Employee contacts with paid Consulting Services and paid Consultants:

•	Prior to any conversation with a paid Consultant, Covered Personnel must remind or inform such Consultant that (i) the Advisor and/or the Trust may invest in publicly-traded securities and (ii) neither the Advisor and/or the Trust nor the Covered Personnel wish to receive material, non-public information or confidential information that the Consultant is under a duty, legal or otherwise, not to disclose.

•	The consultant must acknowledge that he or she is unaware of any conflict with any law, regulation or duty owed to any person or entity that may arise by providing the Advisor and/or the Trust or its Covered Personnel with his or her services or inform the Covered Personnel or the Advisor and/or the Trust otherwise.

•	If a Consultant inadvertently discloses material non-public information regarding any company, the Covered Personnel must contact the Chief Compliance Officer immediately, who will determine if the company must be added to the Restricted List.

•	The Chief Compliance Officer or a designee may chaperone calls with Consultants.

•	Covered Personnel may not discuss any company (public or private) with which a Consultant is affiliated, including but not limited to a director, trustee, officer, employee or any other known affiliation.

•	Covered Personnel are reminded of their non-disclosure obligations regarding Advisor information contained in the Advisor’s Regulatory Compliance Manual.

J.	Political Contributions

No Advisor or Trust funds, merchandise or service may be paid or furnished, directly or indirectly, to a political party, committee organization or to a political candidate or incumbent, except if legally permissible and if approved in advance in writing by the Chief Compliance Officer. This Code of Ethics does not apply to or restrict the ability of any Covered Personnel to participate voluntarily in political activities on their own personal time or to make personal contributions. However, the Advisor and the Trust are prohibited from reimbursing any Covered Personnel for political contributions made from such individual’s personal funds.

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K.	Payments to Government Officials or Employees

Advisor and Trust funds or gifts may not be furnished, directly or indirectly, to a government official, government employee or politician for the purpose of obtaining or maintaining business on behalf of the Advisor and/ or the Trust. Such conduct is illegal and may violate federal and state criminal laws. Assistance or entertainment provided to any government office should never, in form or substance, compromise the Advisor’s or the Trust’s arm’s-length business relationship with the government agency or official involved.

L.	Privacy of Personal Information

The Advisor and the Trust will acquire and retain only personal information that is required for the effective operation of the business of the Advisor or that is required by law in the jurisdictions in which the Advisor and the Trust operate. Access to such information will be restricted internally to those with a legitimate need to know. Covered Personnel communications transmitted by the Advisor and the Trust systems are not considered private.

Confidentiality of Investor Information

As a registered investment advisor, we have particular responsibilities for safeguarding our investors’ information and the proprietary information of the Advisor. Covered Personnel should be mindful of this obligation when using the telephone, fax, telex, electronic mail and other electronic means of storing and transmitting information. Covered Personnel should not discuss confidential information in public areas, read confidential documents in public places or leave or discard confidential documents where they can be retrieved by others. Information concerning the identity of investors and their transactions and accounts is confidential. Such information may not be disclosed to persons within the Advisor except as they may need to know it in order to fulfill their responsibilities to the Advisor. Covered Personnel may not disclose such information to anyone or any firm outside the Advisor unless (i) the outside firm requires the information in order to perform services for the Advisor and is bound to maintain its confidentiality; (ii) when the Client has consented or been given an opportunity to request that the information not be shared, (iii) as required by law or (iv) as authorized by the Chief Compliance Officer.

Information regarding investor orders must not be used in any way to influence trades in personal accounts or in the accounts of other Clients, including those of other Covered Personnel. Intentionally trading ahead of a Client’s order with the purpose of benefiting on the trade as a result of the Client’s follow-on trade is known as “front-running” and is prohibited. Similarly, intentionally following a Client’s order with Covered Personnel trading activity for a similar purpose is known as “piggy-backing” or “shadowing” and is likewise prohibited. Certain six-month short-swing transactions (e.g., a sale and a purchase or a purchase and a sale, occurring within a six-month period) are also prohibited. If you reasonably believe improper trading in personal or Client accounts has occurred, you must report such conduct to the Chief Compliance Officer.

M.	Annual Certifications

1.	Access Persons.

Access Persons who are Trustees, managers, officers or employees of the Trust or the Advisor shall be required to certify annually that they have read this Code and that they understand it and recognize that they are subject to it. Further, such Access Persons shall be required to certify annually that they have complied with the requirements of this Code. A copy of the form annual certification is attached hereto as Exhibit E.

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2.	Board Review.

No less frequently than annually, the Trust and the Advisor must furnish to the Trust’s Board of Trustees and the respective board must consider, a written report that: (1) describes any issues arising under this Code or procedures since the last report to the board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to material violations; and (2) certifies that the Trust or the Advisor, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

N.	Sanctions

Any violation of this Code shall be subject to the imposition of such sanctions by the 17j-1 Organization as may be deemed appropriate under the circumstances to achieve the purposes of Rule 17j-1 and this Code. The sanctions to be imposed shall be determined by the Board of Trustees, including a majority of the Independent Trustees; provided, however, that with respect to violations by persons who are Trustees, managers, officers or employees of the Advisor (or of a company that controls the Advisor), the sanctions to be imposed shall be determined by the Advisor (or the controlling person thereof). Sanctions may include, but are not limited to, suspension or termination of employment, a letter of censure and/or restitution of an amount equal to the difference between the price paid or received by the Trust and the more advantageous price paid or received by the offending person.

O.	Administration and Construction

1.	The administration of this Code shall be the responsibility of the Chief Compliance Officer.

2.	The duties of the Chief Compliance Officer are as follows:

(i.)	Continuous maintenance of a current list of the names of all Access Persons with an appropriate description of their title or employment, including a notation of any Trusteeships held by Access Persons who are officers or employees of the Advisor or of any company that controls the Advisor and informing all Access Persons of their reporting obligations hereunder;

(ii.)	On an annual basis, providing all Covered Personnel a copy of this Code and informing such persons of their duties and obligations hereunder including any supplemental training that may be required from time to time;

(iii.)	Maintaining or supervising the maintenance of all records and reports required by this Code;

(iv.)	Preparing listings of all transactions effected by Access Persons who are subject to the requirement to file Quarterly Securities Transaction Reports and reviewing such transactions against a listing of all transactions effected by the Trust;

(v.)	Issuance either personally or with the assistance of counsel as may be appropriate, of any interpretation of this Code that may appear consistent with the objectives of Rule 17j-1 and this Code;

(vi.)	Conduct such inspections or investigations as shall reasonably be required to detect and report, with recommendations, any apparent violations of this Code to the Board of Trustees of the Trust; and

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(vii.)	Submission of a written report to the Board of Trustees of the Trust no less frequently than annually, that describes any issues arising under the Code since the last such report, including but not limited to the information described in Section M(2).

3.	The Chief Financial Officer shall maintain and cause to be maintained in an easily accessible place at the principal place of business of the 17j-1 Organization, the following records:

(i.)	A copy of all codes of ethics adopted by the Trust or the Advisor and its affiliates, as the case may be, pursuant to Rule 17j-1 that have been in effect at any time during the past five years;

(ii.)	A record of each violation of such codes of ethics and of any action taken as a result of such violation for at least five years after the end of the fiscal year in which the violation occurs;

(iii.)	A copy of each report made by an Access Person for at least two years after the end of the fiscal year in which the report is made and for an additional three years in a place that need not be easily accessible;

(iv.)	A copy of each report made by the Chief Compliance Officer to the Board of Trustees of the Trust for two years from the end of the fiscal year of the Trust in which such report is made or issued and for an additional three years in a place that need not be easily accessible;

(v.)	A list of all persons who are or within the past five years have been, required to make reports pursuant to Rule 17j-1 and this Code of Ethics or who are or were responsible for reviewing such reports;

(vi.)	A copy of each report required by Section F for at least two years after the end of the fiscal year in which it is made and for an additional three years in a place that need not be easily accessible; and

(vii.)	A record of any decision and the reasons supporting the decision, to approve the purchase by an Advisory Person of securities in an Initial Public Offering or Limited Offering for at least five years after the end of the fiscal year in which the approval is granted.

4.	This Code may not be amended or modified except in a written form that is specifically approved by majority vote of the Independent Trustees.

This Code of Ethics is annually reviewed and approved by the Board of Trustees of the Trust (including a majority of the Independent Trustees of the Trust) and the managers of the Advisor, respectively.

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EXHIBIT A

REQUEST FOR PRE-CLEARANCE OF PERSONAL SECURITIES TRADE

Employee:

Title of Security/ Type of Security	Exchange Ticker or CUSIP No.	No. of Shares	Principal Amount	Trade Date	Interest Rate and Maturity Date	Nature of Transaction (Purchase, Sale, etc.)	Price	Broker, Dealer or Bank Involved	Nature of Ownership (Direct Ownership, Spouse, Control, etc.)

The Employee submitting this request understands and specifically represents as follows:*

(a)	I have no inside information relating to the above-referenced issuer(s);

(b)	I have not had any contact or communication with the issuer(s) in the last 6 months;

(c)	I am not aware of any conflict of interest this transaction may cause with respect to any Client account;

(d)	If approval is granted, it is only good for one day and specifically the day it was approved (e.g., expiring just prior to midnight on the day of approval); and

(e)	The securities are not being purchased in an initial public offering or private placement.

*If for any reason an employee cannot make the above required representations or has any questions regarding them, the employee MUST contact the CCO before submitting any request for approval.

[_] APPROVED

[_] DENIED

Employee Signature: ______________________________ Date:______________

Reviewed By: ______________________________ _____Date:______________

Name:

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EXHIBIT B

Personal Securities Holdings Report

(This form must be completed and returned within 10 days of hire)

Statement to Forefront by	(please print your full name)	Hire Date:

As of the date appearing above, the following are each and every Reportable Security1 (Securities other than Exempt Securities2) and account in which I have a direct or indirect Beneficial Ownership or other Beneficial Interest. For purposes of this report, the term Beneficial Ownership or Beneficial Interest shall mean ownership of securities or securities accounts by or for the benefit of a person or such person’s “Family Member,” including any account in which the Employee or Family Member of that person holds a direct or indirect beneficial interest or retains discretionary investment authority or other investment authority (e.g., a power of attorney). The term “Family Member” means any person’s spouse, child or other relative, whether related by blood, marriage or otherwise, who either resides with or is financially dependent upon or whose investments are controlled by that person and any unrelated individual whose investments are controlled and whose financial support is materially contributed to by the person, such as a “significant other.”

☐	I have no holdings to report.

Name of Security/Type of Security	Amount (No. of Shares or Principal Amount)	Nature of Interest Broker, Dealer (or Direct Ownership, Spouse, Control, Etc.)	Bank acting as Broker

I certify that the securities listed above, are the only Reportable Securities in which I or any Family Member (as defined in the Regulatory Compliance Manual) have a direct or indirect beneficial ownership interest and I further certify that I have read and agree to be bound by the Code of Ethics.

Employee Signature:	Date:	Reviewed by:

[1]	Reportable Security means every Security (as defined in the Regulatory Compliance Manual (the “Manual”)) in which an Employee or a Family Member (as defined in the Manual) has a Beneficial Ownership (as defined in the Manual) or other Beneficial Interest (as defined in the Manual) except that a Reportable Security shall not include an Exempt Security, as defined below.

[2]	Exempt Security is any security that falls into any of the following categories: (i) registered open-end mutual fund shares; (ii) security purchases or sales that are part of an automatic dividend reinvestment plan (e.g., DRIP accounts, etc.); (iii) College Direct Savings Plans (e.g., NY 529 College Savings Program, etc.); (iv) Open-end Unit Investment Trusts that hold securities in proportion to a broad based market index (e.g., QQQ, Spiders); (v) bankers acceptances, bank certificates of deposit or time deposits, commercial paper and other short term high quality debt instruments with one year or less to maturity; and (vi) treasury obligations (e.g., T-Bills, Notes and Bonds) or other securities issued/guaranteed by the US Government, its agencies or instrumentalities (e.g., FNMA, GNMA, etc.).
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EXHIBIT C

EMPLOYEE QUARTERLY SECURITIES TRANSACTION REPORT

(Must be submitted no later than 30 days after the end of each Calendar Quarter)

Statement to Forefront by	(Please print your full name)

The following are all transactions in Reportable Securities1 (not including Exempt Securities2) effected during this quarter.

In lieu of listing every required transaction, an Employee may attach copies of order confirmations or account statements covering every reportable transaction for the period or may arrange with their broker-dealer to have them automatically forwarded to the Advisor. Notwithstanding this accommodation, it remains the Employee’s sole responsibility to ensure that the required information is provided that accurately and completely reflect and disclose all reportable transactions during the period.

Title of Security/ Type of Security	Exchange Ticker or CUSIP No.	No. of Shares	Principal Amount	Trade Date	Interest Rate and Maturity Date	Nature of Transaction (Purchase, Sale, etc.)	Price	Broker, Dealer or Bank Involved	Nature of Ownership (Direct Ownership, Spouse, Control, etc.)

Please check all that apply:

_____	During this quarter, I had no transactions in any Reportable Securities.

_____	All of my Reportable Securities transactions (if any) are reflected in brokerage statements and trade confirmations that are automatically forwarded to the Advisor.

_____	In addition to the Reportable Securities transactions listed in my brokerage statements and confirmations which are automatically forwarded to the Advisor, I engaged in the Reportable Securities transactions listed.

____________________________________

See footnotes on following page.

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EXHIBIT C

EMPLOYEE QUARTERLY SECURITIES TRANSACTION REPORT, continued

(Must be submitted no later than 30 days after the end of each Calendar Quarter)

Since the prior quarterly report, I have opened or closed the following accounts (including brokerage accounts and bank accounts used substantially as brokerage accounts): (If none, leave blank)

Account Name and Number	Firms Through Which Transactions Are Effected	Date Account Opened or Closed

Except as noted below, I am not aware of any personal conflict of interest which may involve any Client investment, such as the existence of any economic relationship between my personal securities trading or holdings and securities/transactions involving any Client investment. The names and affiliations of Family Members not previously reported to the CCO who are employed in the securities or commodities industries and who might be in a position to benefit directly or indirectly from the activities of Advisor personnel in the discharge of their duties are as follows: (If none, leave blank)

Name	Relationship	Affiliations

I certify that the information provided in this report is complete and accurate.

Employee Signature:	Date:	Reviewed by:

____________________________________

[1]	Reportable Security means every Security (as defined in the Regulatory Compliance Manual (the “Manual”)) in which an Employee or a Family Member (as defined in the Manual) has a Beneficial Ownership (as defined in the Manual) or other Beneficial Interest (as defined in the Manual) except that a Reportable Security shall not include an Exempt Security, as defined below.

[2]	Exempt Security is any security that falls into any of the following categories: (i) registered open-end mutual fund shares; (ii) security purchases or sales that are part of an automatic dividend reinvestment plan (e.g., DRIP accounts, etc.); (iii) College Direct Savings Plans (e.g., NY 529 College Savings Program, etc.); (iv) Open-end Unit Investment Trusts that hold securities in proportion to a broad based market index (e.g., QQQ, Spiders); (v) bankers acceptances, bank certificates of deposit or time deposits, commercial paper and other short term high quality debt instruments with one year or less to maturity; and (vi) treasury obligations (e.g., T-Bills, Notes and Bonds) or other securities issued/guaranteed by the US Government, its agencies or instrumentalities (e.g., FNMA, GNMA, etc.).
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EXHIBIT D

ANNUAL SECURITIES CERTIFICATION

(Must be submitted no later than 30 days after the end of each Calendar Quarter/Year)

Statement to Forefront by	(please print your full name)

The following are all transactions in Reportable Securities1 (Securities other than Exempt Securities2) effected during this quarter. In lieu of listing every required transaction, an Employee may attach a copy of the confirmation or account statement covering every reportable transaction for the period. Notwithstanding this accommodation, it remains the Employee’s sole responsibility to ensure that the required information reflected in those documents is accurate and completely discloses all reportable transactions during the period.

Title of Security/ Type of Security	Exchange Ticker or CUSIP No.	No. of Shares	Principal Amount	Trade Date	Interest Rate and Maturity Date	Nature of Transaction (Purchase, Sale, etc.)	Price	Broker, Dealer or Bank Involved	Nature of Ownership (Direct Ownership, Spouse, Control, etc.)

Since the prior quarterly report, I have opened or closed the following accounts (including brokerage accounts and bank accounts used substantially as brokerage accounts):

Account Name and Number	Firms Through Which Transactions Are Effected	Date Account Opened or Closed

[1]	Reportable Security means every Security (as defined in the Regulatory Compliance Manual (the “Manual”)) in which an Employee or a Family Member (as defined in the Manual) has a Beneficial Ownership (as defined in the Manual) or other Beneficial Interest (as defined in the Manual) except that a Reportable Security shall not include an Exempt Security, as defined below.

[2]	Exempt Security is any security that falls into any of the following categories: (i) registered open-end mutual fund shares; (ii) security purchases or sales that are part of an automatic dividend reinvestment plan (e.g., DRIP accounts, etc.); (iii) College Direct Savings Plans (e.g., NY 529 College Savings Program, etc.); (iv) Open-end Unit Investment Trusts that hold securities in proportion to a broad based market index (e.g., QQQ, Spiders); (v) bankers acceptances, bank certificates of deposit or time deposits, commercial paper and other short term high quality debt instruments with one year or less to maturity; and (vi) treasury obligations (e.g., T-Bills, Notes and Bonds) or other securities issued/guaranteed by the US Government, its agencies or instrumentalities (e.g., FNMA, GNMA, etc.).
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EXHIBIT D

ANNUAL SECURITIES CERTIFICATION, continued

(Must be submitted no later than 30 days after the end of each Calendar Quarter/Year)

Except as noted below, I am not aware of any personal conflict of interest which may involve any Client investment, such as the existence of any economic relationship between my personal securities trading or holdings and securities/transactions involving any Client investment. The names and affiliations of Family Members not previously reported to the CCO who are employed in the securities or commodities industries and who might be in a position to benefit directly or indirectly from the activities of Advisor personnel in the discharge of their duties are as follows: (If none, leave blank)

Name	Affiliations

I certify that the following are all holdings of Reportable Securities (Securities other than Exempt Securities) Beneficially Owned by me or in which I have a Beneficial Interest as of the year end December 31, 201__.*

Name of Security	Amount (No. of Shares or Principal Amount)	Nature of Interest (Direct Ownership, Spouse, Control, Etc.)	Broker, Dealer (or Bank acting as Broker)

In lieu of listing every required holding and transaction, an Employee may direct copies of order confirmations or account statements covering every reportable holding and transaction for a period. Notwithstanding this accommodation, it remains the Employee’s sole responsibility to ensure that the required documents are sent to the Advisor and that they accurately and completely reflect all reportable transactions during the period.

_____	During this quarter, I had no holdings or transactions in any Reportable Securities.
_____	All of my holdings and Reportable Securities (as defined in the Manual) transactions (if any) are reflected in brokerage statements and trade confirmations that are automatically forwarded to the Advisor.
_____	In addition to the holdings and Reportable Securities transactions listed in my brokerage statements and confirmations which are automatically forwarded to the Advisor, I engaged in the Reportable Securities transactions listed above.

*I certify that the information provided in this report is complete and accurate and I further certify that I have read and agree to be bound by the Code of Ethics.

Employee Signature:	Date:	Reviewed by:

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EXHIBIT E

EMPLOYEE ANNUAL ACKNOWLEDGMENT FORM

The undersigned Employee of Forefront Capital Advisors, LLC (the “Advisor”) acknowledges having received and read a copy of the Advisor’s Regulatory Compliance Manual and Code of Ethics (the “Manual”). The Employee understands that observance of the policies and procedures contained in the Manual is a material condition of the Employee’s employment by the Advisor and that any violation of any of such policies and procedures by the Employee will be grounds for immediate termination by the Advisor.

By the signature below, the Employee agrees to abide by the policies and procedures described in the Manual and affirms that the Employee has not previously violated such policies or procedures and has reported all securities transactions for his reportable personal account(s) in the most recent calendar year as required by the Manual.

Employee Signature: ___________________________________

Employee Name: ________________________________ Date: ___________________

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